Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the prior Registration Statement (Form S-1 333-256437) and related Prospectus of Thryv Holdings, Inc. incorporated by reference in this Registration Statement (Form S-1) of Thryv Holdings, Inc for the registration of 849,189 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2021, with respect to the consolidated financial statements of Thryv Holdings, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 27, 2021